Exhibit 99.1

3050 Spruce Street, St. Louis, MO 63103 USA

Tel: (800) 521-8956 (314) 771-5765 Fax: (800) 325-5052 (314) 771-5757

DRAFT 7-19-10

From:	Jai P. Nagarkatti,	For questions, contact:
	Chairman, President and CEO	Kirk A. Richter,
Vice President and Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE -St. Louis, MO., July 22, 2010

SIGMA-ALDRICH (NASDAQ:SIAL) Q2 2010 SALES INCREASE 6%; SECOND QUARTER

2010 DILUTED EPS UP 16% TO $0.79; FULL YEAR 2010 DILUTED ADJUSTED EPS

EXPECTATION AFFIRMED AT $3.05-$3.20.

HIGHLIGHTS:

2010 Results (all percentages are to comparable periods in 2009)

•

Q2 2010 reported sales increased 6% to $554 million. Excluding the impact of changes in foreign currency exchange rates, Q2 sales grew organically by 7%. Reported and organic sales for Specialty Fine Chemicals (SAFC) increased by 10% and 11% respectively. Research Product sales increased by 5% on both a reported and organic basis.

•	Q2 2010 reported diluted EPS increased by 16% to $0.79. Excluding the impact of restructuring costs of $0.02 in 2010’s second quarter, diluted EPS increased 19% to $0.81.

•	YTD 2010 net cash provided by operating activities and free cash flow were $247 million and $210 million, respectively.

2010 Outlook (all percentages are compared to full year 2009 results)

•

Organic sales for the full year are expected to meet the Company’s previously forecasted increase in a mid-single digit range. At current exchange rates, currency is expected to reduce otherwise reportable sales by 1-2%.

•	Diluted adjusted EPS forecast for 2010 (excluding restructuring charges) of $3.05-$3.20 reaffirmed, representing a 9 to 14% increase compared to 2009. See 2010 Outlook below.

•	Net cash provided by operating activities and free cash flow are expected to exceed $480 million and $350 million, respectively, for 2010.

CEO’s STATEMENT:

Commenting on second quarter 2010 performance, Chairman, President and CEO Jai Nagarkatti said: “Our earnings for the second quarter of 2010 continued the strong performance achieved in this year’s first quarter. We are very pleased with this performance that drove our increase in diluted EPS for the first half of 2010 to 18%. Consistent with our first quarter 2010 experience, conditions were favorable in several of our markets. Our sales growth in SAFC and in our research focus initiative areas of analytical, biology and materials science all made positive contributions to our overall growth.

Each of our Research business units had organic sales growth in 2010’s second quarter that was equivalent to or exceeded results in this year’s first quarter driven by improved organic growth in European and other international markets. And our SAFC business continued its strong sales performance with a double digit percentage organic sales increase in 2010’s second quarter from continued strong growth of Hitech materials to the L.E.D. and semiconductor industries and improved growth in its sales of industrial media for biological drugs.”

Nagarkatti continued, “We’ve reaffirmed our organic sales growth expectation for 2010 of mid-single digit percentage growth and continue to believe that our diluted adjusted EPS for 2010 will be in our previously communicated range of $3.05 to $3.20. We expect stronger growth in SAFC sales and have identified operating improvements that are expected to largely offset a headwind from the recent strengthening of the U.S. dollar. And we’ve continued our efforts to improve our long-term growth and returns, seeking to boost our organic sales growth to 7% to 8% and drive operating profit margins to 26% to 27% over the next five years.”

2010 RESULTS:

Reported sales for the second quarter of 2010 were $554 million, an increase of 6% from the second quarter of 2009. Excluding a 1% impact from unfavorable currency rates, second quarter organic sales growth was 7%, improving on the first quarter organic sales growth of 4%. This gain over the comparable period of 2009 and the improvement over the first quarter 2010 organic sales growth rate were driven largely by unit volume growth in our Research businesses and continued improvement in market conditions for fine chemicals. Sales for the Company’s Research business grew 5% on both a reported and currency adjusted basis for the second quarter of 2010. Sales for SAFC continued the momentum that began in the second half of 2009 and continued through the first half of 2010, with second quarter reported growth of 10% and organic growth of 11% as sales of our Supply Solutions, Bioscience and Hitech products reflected stronger demand. A reconciliation of reported to adjusted organic sales is on page 7.

The operating income margin in the second quarter of 2010 of 25.6% of sales reflects a 170 basis point improvement from 2009’s second quarter due to continued benefits from higher volumes, currency benefits, favorable product mix and effective management of S,G&A costs. These items were partially offset by $3 million of pretax restructuring costs to consolidate certain manufacturing facilities as was previously announced. These restructuring actions are in line with the Company’s efforts to improve operating efficiencies and lower the fixed cost structure as part of its longer term goal to improve operating margins to a 26% to 27% range. Supply chain process improvements provided $5 million of the Q2 2010 pretax enhancement.

Free cash flow (defined on page 6) for the first half of 2010 was $210 million, an increase of $51 million compared to the same period in 2009. Higher net income and lower capital expenditures were the primary contributors to this increase. A reconciliation of net cash provided by operating activities to free cash flow is on page 8.

Other highlights from global sales growth initiatives and profit enhancement activities include:

•

Worldwide sales of research products through the Company’s award winning web site increased to 48% for the second quarter of 2010 and 47% for the first six months of 2010, up from 45% for the full year 2009.

•

Sales in International markets (Asia Pacific and Latin America) continued to show strength with reported and organic growth of 22% and 14% for the second quarter of 2010, respectively. In the Company’s focus markets of China, India and Brazil, sales collectively grew 35% and 29% on a reported and organic basis for the second quarter of 2010, respectively.

•	SAFC’s booked orders for future delivery at June 30, 2010 remained consistent with the level at March 31, 2010, representing an increase of about 5% over the December 31, 2009 level.

2010 OUTLOOK:

•

Organic sales growth is expected to be in the mid-single digit range for 2010. Market conditions are expected to continue the modest improvement experienced in the first half of 2010. The ongoing implementation of programs to enhance and highlight our product capabilities in analytical, biology and materials science, together with continued emphasis on growth opportunities in fine chemicals, in international markets and in e-commerce are all expected to contribute to the growth. Currency rates are likely to reduce otherwise reportable sales by 1-2% if exchange rates remain near current levels.

•

Our forecast for diluted adjusted earnings per share for 2010 remains at $3.05 to $3.20 compared to diluted earnings per share of $2.80 reported for 2009. At current exchange rates, we expect a modest currency headwind to our earnings in the second half of 2010 which we expect to largely offset with improved operating performance. The anticipated increase in profit from 2009 is driven by the previously mentioned sales expectations, continuation of supply chain process improvements, benefits from workforce changes earlier in 2010 and other cost improvement activities. The effective tax rate in 2010 is expected to be 30-31%. This EPS outlook excludes the impacts of restructuring charges of $0.05 in 2010’s first half, additional restructuring costs to be recorded during the balance of 2010, and the impact of any acquisitions.

•

Management has also reaffirmed its prior expectations for free cash flow for 2010 in excess of $350 million, with anticipated net cash provided by operating activities exceeding $480 million and capital expenditures of approximately $120 million.

OTHER INFORMATION:

Cash Flow and Debt: Net cash provided by operating activities for the six months ended June 30, 2010 was $247 million compared to $215 million for 2009’s first half. This increase reflects the higher net income and a lower level of capital expenditures for the first six months of $37 million in 2010 compared to $56 million in 2009. Management continued its activities to reduce cash required for inventory, with inventory levels reduced to 6.0 months at June 30, 2010 from 6.5 months at December 31, 2009. Overall free cash flow of $210 million for the first half of 2010 was used to repay $34 million in debt and return $95 million to shareholders through share repurchases and a 10% increase in the quarterly dividend rate. The Company’s debt to capital ratio was reduced to 24% at June 30, 2010 from 26% at December 31, 2009.

Share Repurchase: Another 0.4 million shares were acquired in the second quarter of 2010 at an average share price of $59.04. There were 121 million shares outstanding at June 30, 2010. The Company expects to continue to offset the dilutive impact of issuing share based incentive compensation with future repurchases. Further, the Company may repurchase additional shares, but the timing and amount will depend upon market conditions and other factors.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including phrases “are expected”, “is expected”, “believe” “expects”, “continue to believe”, “efforts to”, “improve”, “our forecast”, and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, free cash flow, share repurchases, acquisitions and other matters. These statements are based on assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. The Company believes these assumptions are reasonable and well founded. The forward looking statements in this release are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) global economic conditions, (2) changes in pricing and the competitive environment and the global demand for our products, (3) fluctuations in foreign currency exchange rates, (4) changes in research funding and the success of research and development activities, (5) dependence on uninterrupted manufacturing operations, (6) changes in the regulatory environment in which the Company operates, (7) changes in worldwide tax rates or tax benefits from domestic and international operations, including the matters described in Note 4-Income Taxes-to the Consolidated Financial Statements in the Company’s Form 10-Q report for the quarter ended March 31, 2010, (8) exposure to litigation, including product liability claims, (9) the ability to maintain adequate quality standards, (10) reliance on third party package delivery services, (11) failure to achieve planned cost reductions in global supply chain rationalization, (12) an unanticipated increase in interest rates, (13) failure of planned sales initiatives in our Research and SAFC businesses, (14) other changes in the business environment in which the Company operates, and (15) the outcome of the matters described in Note 15-Contingent Liabilities and Commitments-to the Consolidated Financial Statements in the Company’s Form 10-Q report for the quarter ended March 31, 2010. A further discussion of the Company’s risk factors can be found in Item 1A of Part 1 of the Company’s Form 10-K report for the year ended December 31, 2009. The Company does not undertake any obligation to update these forward-looking statements.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, and as key components in pharmaceutical, diagnostic and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 40 countries and has 7,600 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award winning web site at www.sigma-aldrich.com.

Non-GAAP Financial Measures: The Company supplements its disclosures made in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) with certain non-GAAP financial measures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure. See the Supplemental Financial Information on pages 7 and 8 for these reconciliations.

With over 60% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted growth, and believes it is useful to investors, to judge the Company’s local currency performance. Organic sales growth data presented in this release excludes currency impacts. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur later in 2010 to applicable exchange rates. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Management also uses proforma net income (reconciled on page 8) and free cash flow (defined on page 6), non-GAAP measures, to judge its performance and ability to pursue opportunities that enhance shareholder value. Due to the uncertain timing of future restructuring charges, we are unable to include these charges in the 2010 diluted EPS forecast. Management believes this non-GAAP information is useful to investors as well.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in millions except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net sales	$554	$522	$1,126	$1,041
Cost of products sold	260	252	529	503

Gross profit	294	270	597	538
Selling, general and administrative expenses	132	130	266	257
Research and development expenses	17	15	33	31
Restructuring costs	3	—	9	—

Operating income	142	125	289	250
Interest, net	2	3	4	6

Income before income taxes	140	122	285	244
Provision for income taxes	43	38	88	76

Net income	$97	$84	$197	$168

Net income per share - Basic	$0.80	$0.69	$1.62	$1.38

Net income per share - Diluted	$0.79	$0.68	$1.60	$1.36

Weighted average number of shares outstanding - Basic	121	122	122	122

Weighted average number of shares outstanding - Diluted	123	124	123	124

SIGMA-ALDRICH CORPORATION

Consolidated Balance Sheets

(in millions)

	(Unaudited) June 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$453	$373
Accounts receivable, net	296	285
Inventories	570	609
Other	118	117

Total current assets	1,437	1,384

Property, plant and equipment, net	685	709
Goodwill, net	388	401
Intangibles, net	125	129
Other	87	91

Total assets	$2,722	$2,714

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$442	$477
Accounts payable	115	112
Other	172	153

Total current liabilities	729	742

Long-term debt	100	100
Pension and post-retirement benefits	96	94
Deferred taxes	26	23
Other	69	69

Total liabilities	1,020	1,028

Stockholders’ equity:
Common stock	202	202
Capital in excess of par value	166	153
Common stock in treasury	(2,026)	(1,983)
Retained earnings	3,388	3,230
Accumulated other comprehensive income	(28)	84

Total stockholders’ equity	1,702	1,686

Total liabilities and stockholders’ equity	$2,722	$2,714

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Six Months Ended June 30,
	2010	2009
Cash flows from operating activities:
Net income	$197	$168
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47	45
Deferred income taxes	5	(3)
Stock-based compensation expense	10	8
Restructuring costs, net of payments	5	—
Other	(3)	1
Changes in operating assets and liabilities:
Accounts receivable	(29)	(25)
Inventories	4	6
Accounts payable	8	(4)
Income taxes	(3)	(1)
Other, net	6	20

Net cash provided by operating activities	247	215

Cash flows from investing activities:
Capital expenditures	(37)	(56)
Purchases of investments	(12)	(1)
Proceeds from sale of investments	14	—
Purchases of technology	(1)	(1)
Proceeds from sale of property, plant and equipment	—	3
Acquisitions of businesses, net of cash acquired	(5)	(2)

Net cash used in investing activities	(41)	(57)

Cash flows from financing activities:
Net issuance/(repayment) of short-term debt	(34)	(100)
Repayment of long-term debt	—	(7)
Payment of dividends	(39)	(35)
Treasury stock purchases	(56)	(25)
Proceeds from exercise of stock options	16	5
Excess tax benefits from stock-based payments	3	1

Net cash used in financing activities	(110)	(161)

Effect of exchange rate changes on cash	(16)	10

Net change in cash and cash equivalents	80	7
Cash and cash equivalents at January 1	373	252

Cash and cash equivalents at June 30	$453	$259

Free cash flow(1)	$210	$159

(1)	Net cash provided by operating activities less capital expenditures.

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Sales Growth by Business Unit

	Three Months Ended June 30, 2010
	Reported	Currency Impact	Adjusted (Organic)
Research Essentials	1%	—	1%
Research Specialties	7%	—	7%
Research Biotech	4%	—	4%

Research Chemicals	5%	—	5%
SAFC	10%	(1%)	11%

Total Customer Sales	6%	(1%)	7%

	Six Months Ended June 30, 2010
	Reported	Currency Impact	Adjusted (Organic)
Research Essentials	3%	3%	—
Research Specialties	9%	3%	6%
Research Biotech	7%	3%	4%

Research Chemicals	7%	3%	4%
SAFC	12%	2%	10%

Total Customer Sales	8%	2%	6%

Business Unit Sales

(in millions)

	First Quarter 2010	Second Quarter 2010	Total 2010
Research Essentials	$112	$107	$219
Research Specialties	217	207	424
Research Biotech	91	83	174

Research Chemicals	420	397	817
SAFC	152	157	309

Total Customer Sales	$572	$554	$1,126

	First Quarter 2009	Second Quarter 2009	Third Quarter 2009	Fourth Quarter 2009	Total 2009
Research Essentials	$107	$106	$104	$108	$425
Research Specialties	197	193	198	208	796
Research Biotech	82	80	83	89	334

Research Chemicals	386	379	385	405	1,555
SAFC	133	143	149	168	593

Total Customer Sales	$519	$522	$534	$573	$2,148

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Reconciliation of Proforma to Reported Net Income

	Net Income (in millions)		Diluted Earnings Per Share
	Three Months Ended June 30,		Three Months Ended June 30,
	2010	2009	2010	2009
Proforma net income before currency impact and restructuring	$95	$84	$0.77	$0.68
Currency impact	4	—	0.04	—

Proforma net income before restructuring	99	84	0.81	0.68
Restructuring costs, net of tax	(2)	—	(0.02)	—

Total reported net income	$97	$84	$0.79	$0.68

	Net Income (in millions)		Diluted Earnings Per Share
	Six Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Proforma net income before currency impact and restructuring	$191	$168	$1.55	$1.36
Currency impact	12	—	0.10	—

Proforma net income before restructuring	203	168	1.65	1.36
Restructuring costs, net of tax	(6)	—	(0.05)	—

Total reported net income	$197	$168	$1.60	$1.36

Income Statement Ratios

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Gross profit	53.1%	51.7%	53.0%	51.7%
S,G&A expenses	23.8%	24.9%	23.6%	24.7%
Operating income	25.6%	23.9%	25.7%	24.0%
Pretax income	25.3%	23.4%	25.3%	23.4%
Net income	17.5%	16.1%	17.5%	16.1%

Effective tax rate	30.7%	31.1%	30.9%	31.1%

Reconciliation of Free cash flow

(in millions)

	Six Months Ended June 30,
	2010	2009
Net cash provided by operating activities	$247	$215
Less: Capital expenditures	(37)	(56)

Free cash flow	$210	$159